EXHIBIT 11

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                     TB Wood's Corporation And Subsidiaries
                        Computation Of Earnings Per Share


                                                          Third Quarter                     Year to date
                                                    ---------------------------      ---------------------------
                                                      October 3,   September 27,       October 3,  September 27,
(in thousands, except per share amounts)                    1997            1996             1997           1996
--------------------------------------------          ----------  --------------       ----------  -------------

Weighted average number of common shares
outstanding ................................               5,832           5,777            5,830          5,408
Shares issued upon assumed exercise of
outstanding stock options ..................                  94              74               86             93
                                                          ------          ------           ------        -------
Weighted average number of common and common
equivalent shares outstanding ..............               5,926           5,851            5,916          5,501
Income before extraordinary expense ........              $2,199          $1,684           $6,481        $ 4,132
                                                          ------          ------           ------        -------

Extraordinary expense ......................                --              --               --           (1,305)
Net income .................................               2,199           1,684            6,481          2,827
                                                          ------          ------           ------        -------
Net Income per common share:
Income before extraordinary expense ........              $ 0.37          $ 0.29           $ 1.10        $  0.75
Extraordinary expense ......................                --              --               --            (0.24)
                                                          ------          ------           ------        -------
Net income .................................              $ 0.37          $ 0.29           $ 1.10        $  0.51

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